Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-267785 on Form S-3 and Registration Statement Nos. 333-261455, 333-261736, and 333-265562 on Form S-8 of our report dated February 14, 2023, relating to the financial statements of Vicarious Surgical Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 14, 2023